UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 24, 2007

American Medical Alert Corp.
(Exact name of registrant as specified in its charter)

New York	333-54992	11-2571221
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3265 Lawson Boulevard, Oceanside, New York	11572
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (516) 536-5850

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

□	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
□	Pre-commencement of communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)
□	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

(e) On May 24, 2007 the Company entered into a four year employment agreement (the “Employment Agreement”), commencing as of January 1, 2007, with Mr. Frederic Siegel, whereby Mr. Siegel will be employed as the Company’s Executive Vice President. A copy of the agreement is filed herewith as Exhibit 10.1. Under the terms of the agreement, Mr. Siegel will be paid a base salary of $190,000 for the first year, $200,000 for the second year, $210,000 for the third year and $220,000 for the fourth year. Mr. Siegel will also be granted 5,500 shares of the Company’s common stock for each year of service under the agreement as a retention bonus. In addition, Mr. Siegel will be eligible to receive additional bonuses payable in cash and shares of the Company's common stock based on certain revenue and earnings before deduction of interest and taxes (“EBIT”) targets, as set forth below:

(i) a cash bonus equal to one of the following percentages of the dollar amount of yearly revenue growth in excess of 7% in the Company’s Health and Safety Monitoring Systems (“HSMS”) segment for each of the fiscal years ending December 31, 2007, 2008, 2009 and 2010:

2%, if the HSMS revenue grows by more than 7% but less than 10%;
3%, if the HSMS revenue grows by 10 % or more but less than 13%;
4.25%, if the HSMS revenue grows by 13% or more but less than 16%;
5.75%, if the HSMS revenue grows by 16% or more but less than 19%;
7.5%, if the HSMS revenue grows by 19% or more

(ii) a cash bonus equal to one of the following percentages of the Company’s EBIT from its HSMS segment for each of the fiscal years ending December 31, 2007, 2008, 2009 and 2010, plus one of the following number of shares:

2% plus 500 shares, if the HSMS EBIT equals to 5% or more but less than 6% of the HSMS revenues for the applicable year;
2.5% plus 1,000 shares, if the HSMS EBIT equals to 6% or more but less than 7% of the HSMS revenues; for the applicable year;
3.0% plus 1,500 shares, if the HSMS EBIT equals to 7% or more but less than 8% of the HSMS revenues for the applicable year;
3.5% plus 2,000 shares, if the HSMS EBIT equals to 8% or more but less than 9% of the HSMS revenues for the applicable year;
4.0% plus 2,500 shares, if the HSMS EBIT equals to 9% or more but less than 10% of the HSMS revenues for the applicable year;
4.5% plus 3,000 shares, if the HSMS EBIT equals to 10% or more of the HSMS revenues for the applicable year; and

(iii) one of the following number of shares based on the year-over-year growth of the Company’s EBIT on a consolidated basis for each of the fiscal years ending December 31, 2007, 2008, 2009 and 2010:

3,000 shares, if EBIT grows by 15% or more but less than 17.5%;
4,000 shares, if EBIT grows by 17.5% or more but less then 20%;
5,250 shares, if EBIT grows by 20% or more but less than 22.5%;
6,500 shares, if EBIT grows by 22.5% or more but less than 25%; and
8,500 shares, if EBIT grows by 25% or more.

To the extent that the number of shares earned pursuant to paragraph (ii) and (iii) above exceed 37,500 (the number of shares in the Company’s 2005 Incentive Plan currently reserved for Mr. Siegel’s performance based grants), the grant of any such excess shares shall be subject to shareholder approval prior to issuance.

Unless Mr. Siegel is terminated for Cause (as defined in the Employment Agreement), in the event that the Company does not offer Mr. Siegel to enter into a written employment agreement with terms and conditions no less favorable that substantially the same terms and conditions as the Employment Agreement to begin immediately following the expiration of the Employment Agreement, Mr. Siegel shall receive payment of base salary, based on the then applicable salary level, for a period of twelve (12) months from the date of the expiration of the Employment Agreement.

In the event that Mr. Siegel should become disabled and be unable to perform his duties for a period of one hundred eighty (180) consecutive days or an aggregate of more than one hundred eighty (180) consecutive days in any 12 month period, the Company may terminate the employment agreement after the expiration of such period.

In the event of his death during the term of the Employment Agreement, Mr. Siegel’s estate or such other person as he designated will be entitled to receive his base salary for a period of one year from the date of his death.

In addition, in the event there is a change in control (as defined in the employment agreement) and Mr. Siegel’s employment with the Company is terminated within 180 days following such change in control under certain conditions, Mr. Siegel will be entitled to a lump sum payment equal to 2.99 times his average annual total compensation, as measured for the past 5 years (consistent with Section 280G of the Internal Revenue Code, as amended), in lieu of any remaining obligations of the Company under the Employment Agreement.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Exhibit Name
10.1	Employment Agreement dated May 29, 2007, between the Company and Frederic Siegel.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: May 30, 2007

AMERICAN MEDICAL ALERT CORP.

By:	/s/ Richard Rallo
Name: Richard Rallo
Title: Chief Financial Officer